Exhibit 99.1

RETAIL PROPERTIES OF AMERICA, INC.

FORMERLY INLAND WESTERN RECOMMENDS

REJECTION OF CMG TENDER OFFER

As recently communicated, Inland Western Retail Real Estate Trust, Inc. has changed its name to Retail Properties of America, Inc. (“RPAI”).  We are aware that you may have received an unsolicited mini-tender offer by CMG Partners (“CMG”) dated March 16, 2012 to purchase up to 1,000,000 shares of RPAI/Inland Western for a price of $3.00 per share, less the amount of any distributions paid to you on or after April 30, 2012.  CMG and its offer are not affiliated with RPAI.

The RPAI Board of Directors has unanimously determined that the offer is not in the best interests of the stockholders.  Although each stockholder has his or her individual liquidity needs and must evaluate the offer accordingly, the Board of Directors does not recommend or endorse CMG’s mini-tender offer and suggests that stockholders reject the offer and not tender their shares pursuant to the offer.   If you wish to reject the offer and retain your shares, no action is necessary.

As recently communicated, we expect to pursue a listing on the NYSE.  Although we are unable to provide any guidance regarding a potential share price or the timing of such event or guarantee that such a listing will occur, we have effectuated a 10 to 1 reverse stock split on March 20, 2012 and a stock dividend to stockholders of record as of March 21, 2012, in order to increase the likelihood of a successful listing.  This reverse stock split and stock dividend did not impact the aggregate value of each stockholders’ shares in RPAI, but it did reduce the overall number of shares owned by each stockholder, as stockholders now own 4 shares for every 10 shares they owned prior to these transactions.  As a result, each share now represents a 2.5 times greater interest in RPAI than it did prior to these transactions.  The $3.00 per share price offered by CMG does not take into account the effect of these transactions.  Please refer to the stockholder letter dated March 22, 2012 for the full details of this transaction. This letter may be found under the Investor Relations section of our website at www.rpai.com.

Please note that CMG clearly states in the offer:

•	CMG is seeking to acquire shares for investment purposes only and may resell some or all of the shares it receives in this offer.

•	CMG believes that the company’s shares are worth more than the offer price.

•	Secondary market trades have been reported in the range of $3.80 and $5.25 per share, prices which exceed the offer price.

•	All dividends made to you with respect to tendered shares on or after April 30, 2012 will belong to CMG and the amount of such dividends will be deducted from your sales proceeds.

Stockholders are urged to consult with their financial advisors and to exercise caution with respect to mini-tender offers. Mini-tender offers are third-party offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure and procedural requirements adopted by the Securities and Exchange Commission (“SEC”) for the protection of investors. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

If you have any questions, please contact your financial advisor or our

Investor Relations Team at 800.541.7661.